Exhibit 99.1

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2014 Second Quarter Results

OXNARD, CA, October 2, 2013 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its second quarter ended August 31, 2013. Highlights for the quarter include:

  Consolidated second quarter revenue of $58.8 million, up 34% compared to the second quarter last year with Wireless Datacom revenue up 38% over prior year second quarter to $47.2 million.
  Second quarter GAAP net income of $2.8 million, or $0.08 per diluted share, compared to $3.7 million, or $0.12 per diluted share, for the second quarter last year.
  Adjusted Basis (non-GAAP) net income of $6.8 million, or $0.19 per diluted share, compared to $4.9 million, or $0.17 per diluted share, for the same period last year.
  Net cash provided by operations for the second quarter of $8.0 million, and total cash balance at August 31, 2013 of $29.7 million.

Commenting on results in the latest quarter, Michael Burdiek, CalAmp's President and Chief Executive Officer said, “I am very pleased with our second quarter performance, particularly the strong revenue growth and solid profitability. Our focused execution coupled with continued strong customer demand for our products and services resulted in a 38% year-over-year increase in Wireless Datacom revenue during the second quarter. This growth was driven to a large extent by our Mobile Resource Management (MRM) products business, which benefited from significant channel demand for stolen vehicle recovery products, along with continued strength in fleet management and asset tracking. Our Wireless Networks business, which comprises the remainder of our Wireless Datacom segment, also generated strong year-over-year growth. The acquired operations of Wireless Matrix, along with growth in the Energy vertical, more than offset a year-over-year reduction in Rail revenue resulting from the completion of our Positive Train Control development project in the second quarter last year. In addition, our Satellite segment once again generated meaningful operating cash flow and contributed to our bottom-line profitability. We believe CalAmp’s strong momentum exiting the second quarter and healthy pipeline of new opportunities, driven by an expanding network of global channel partners and a robust portfolio of innovative products, provide the Company with a strong tailwind as we enter the second half of fiscal 2014.”

Fiscal 2014 Second Quarter Results
Total revenue for the fiscal 2014 second quarter was $58.8 million compared to $44.0 million for the second quarter of fiscal 2013, an increase of 34%. Wireless Datacom revenue increased to $47.2 million from $34.2 million in the same period last year, and Satellite revenue was $11.6 million compared to $9.8 million in the second quarter last year.

CalAmp Reports Fiscal 2014 Second Quarter Results
October 2, 2013

Consolidated gross profit for the fiscal 2014 second quarter was $19.8 million, an increase of $5.7 million over the same quarter last year, primarily attributable to higher revenue. The consolidated gross margin was 33.7% in the fiscal 2014 second quarter, up from 32.1% in the second quarter last year. The increase in consolidated gross margin reflects the higher proportion of total revenues represented by the Wireless Datacom segment in fiscal 2014 versus the prior year and, within Wireless Datacom, the shift in revenue mix toward higher margin subscription-based revenues associated with the Wireless Matrix acquisition.

GAAP net income for the fiscal 2014 second quarter was $2.8 million, or $0.08 per diluted share, compared to net income of $3.7 million, or $0.12 per diluted share, in the second quarter of last year. The lower GAAP net income is due to higher intangibles amortization expense in the current year associated with the acquisition of Wireless Matrix, and to the elimination of substantially all of the Company’s deferred income tax asset valuation allowance at the end of fiscal 2013 that caused GAAP basis income tax expense to revert to a level that reflects full statutory tax rates beginning in the first quarter of fiscal 2014. Despite this, on a cash basis, the Company’s pretax income is still largely sheltered from taxation by net operating loss (NOL) carryforwards, and is expected to remain so for the next few years.

Non-GAAP net income for the fiscal 2014 second quarter was $6.8 million, or $0.19 per diluted share, compared to non-GAAP net income of $4.9 million, or $0.17 per diluted share, for the same quarter last year. Non-GAAP earnings excludes the impact of intangibles amortization and stock-based compensation, and includes income tax expense that reflects cash taxes paid or payable for the period after giving effect to the utilization of NOL and tax credit carryforwards. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
As of August 31, 2013, the Company had total cash of $29.7 million and an outstanding bank term loan of $4.6 million. Net cash provided by operating activities during the second quarter was $8.0 million, and the unused borrowing capacity on the bank revolver as of the end of the second quarter was $10.4 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “Based on our latest projections, we expect our fiscal 2014 third quarter consolidated revenues to be in the range of $59 to $63 million. We anticipate that Wireless Datacom third quarter revenues will increase on a sequential basis partly driven by emerging demand for insurance telematics products. We expect Satellite third quarter revenues to be relatively flat on a sequential basis, but up significantly year-over-year. At the bottom line, we expect third quarter GAAP basis net income in the range of $0.07 to $0.10 per diluted share, and non-GAAP net income in the range of $0.19 to $0.23 per diluted share.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss second quarter results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 1-877-407-0784 (1-201-689-8560 for international callers) and using the Conference ID # 10000293. An audio replay will be available through October 9, 2013 by calling 1-877-870-5176 or 1-858-384-5517 and entering the Conference ID # 10000293.

-more-

CalAmp Reports Fiscal 2014 Second Quarter Results
October 2, 2013

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, intellectual property infringement claims, the effects of the automatic federal budget cuts required pursuant to the sequester that took effect on March 1, 2013 and any potential adverse effects associated with the federal government shutdown, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, integration issues that may arise in connection with the Wireless Matrix acquisition that was consummated on March 4, 2013, and other risks or uncertainties that are described in the Company’s Annual Report on Form 10-K that was filed on April 25, 2013 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

-more-

CalAmp Reports Fiscal 2014 Second Quarter Results
October 2, 2013

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended August 31,		Six Months Ended August 31,
	2013	2012	2013	2012
Revenues	$58,807	$43,987	$112,553	$87,848
Cost of revenues	38,968	29,852	74,233	60,037
Gross profit	19,839	14,135	38,320	27,811
Operating expenses:
Research and development	5,296	3,657	10,454	6,829
Selling	4,884	3,173	9,869	5,981
General and administrative	3,418	3,052	7,230	6,150
Intangible asset amortization	1,484	475	3,133	792
	15,082	10,357	30,686	19,752
Operating income	4,757	3,778	7,634	8,059
Non-operating expense, net	(81)	(102)	(250)	(192)
Income before income taxes	4,676	3,676	7,384	7,867
Income tax provision	(1,832)	(17)	(2,855)	(26)
Net income	$2,844	$3,659	$4,529	$7,841

Earnings per share - basic and diluted
Basic	$0.08	$0.13	$0.13	$0.28
Diluted	$0.08	$0.12	$0.13	$0.27

Shares used in computing earnings per share:
Basic	34,808	28,476	34,687	28,201
Diluted	35,833	29,692	35,748	29,478

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
	2013	2012	2013	2012
Revenues
Wireless DataCom	$47,196	$34,173	$88,061	$65,844
Satellite	11,611	9,814	24,492	22,004
Total revenues	$58,807	$43,987	$112,553	$87,848

Gross profit
Wireless DataCom	$17,555	$12,429	$33,515	$24,174
Satellite	2,284	1,706	4,805	3,637
Total gross profit	$19,839	$14,135	$38,320	$27,811

Operating income
Wireless DataCom	$4,314	$4,002	$6,680	$8,393
Satellite	1,228	749	2,776	1,829
Corporate expenses	(785)	(973)	(1,822)	(2,163)
Total operating income	$4,757	$3,778	$7,634	$8,059

CalAmp Reports Fiscal 2014 Second Quarter Results
October 2, 2013

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31, 2013	February 28, 2013
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$29,678	$63,101
Accounts receivable, net	27,556	19,111
Inventories	14,162	13,516
Deferred income tax assets	6,640	6,400
Prepaid expenses and other current assets	4,966	4,641
Total current assets	83,002	106,769
Property, equipment and improvements, net	4,421	2,778
Deferred income tax assets, less current portion	31,580	34,616
Goodwill	18,304	1,112
Other intangible assets, net	27,090	4,603
Other assets	1,469	893
	$165,866	$150,771

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$2,440	$2,261
Accounts payable	20,188	11,871
Accrued payroll and employee benefits	4,838	5,298
Deferred revenue	6,698	6,410
Other current liabilities	3,234	3,109
Total current liabilities	37,398	28,949

Long-term debt	4,689	2,434
Other non-current liabilities	2,232	1,839

Stockholders' equity:
Common stock	354	350
Additional paid-in capital	201,833	202,368
Accumulated deficit	(80,575)	(85,104)
Accumulated other comprehensive loss	(65)	(65)
Total stockholders' equity	121,547	117,549
	$165,866	$150,771

CalAmp Reports Fiscal 2014 Second Quarter Results
October 2, 2013

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Six Months Ended August 31,
	2013	2012
Cash flows from operating activities:
Net income	$4,529	$7,841
Depreciation and amortization	4,015	1,260
Stock-based compensation expense	1,321	1,672
Amortization of debt issue costs and discount	147	22
Deferred tax assets, net	2,796	(85)
Changes in operating working capital	1,002	(3,517)
Other	-	15
Net cash provided by operating activities	13,810	7,208

Cash flows from investing activities:
Capital expenditures	(841)	(920)
Navman Wireless asset purchase agreement	-	(1,000)
Wireless Matrix acquisition, net of cash acquired	(46,837)	-
Collections on note receivable	-	283
Net cash used in investing activities	(47,678)	(1,637)

Cash flows from financing activities:
Proceeds from bank term loan	5,000	-
Debt repayments	(2,703)	(500)
Taxes paid related to net share settlement of vested equity awards	(2,991)	(2,515)
Proceeds from exercise of stock options and warrants	1,139	2,078
Net cash provided (used) by financing activities	445	(937)

Net change in cash and cash equivalents	(33,423)	4,634
Cash and cash equivalents at beginning of period	63,101	5,601
Cash and cash equivalents at end of period	$29,678	$10,235

CalAmp Reports Fiscal 2014 Second Quarter Results
October 2, 2013

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended August 31,		Six Months Ended August 31,
	2013	2012	2013	2012
GAAP basis pretax income	$4,676	$3,676	$7,384	$7,867

Amortization of intangible assets	1,484	475	3,133	792
Stock-based compensation expense	690	814	1,321	1,672
Acquisition and integration expenses	-	-	637	-
Pretax income (non-GAAP basis)	6,850	4,965	12,475	10,331

Income tax provision (non-GAAP basis) (a)	(32)	(51)	(64)	(111)
Adjusted Basis net income	$6,818	$4,914	$12,411	$10,220

Adjusted Basis net income per diluted share	$0.19	$0.17	$0.35	$0.35

Weighted average common shares outstanding on diluted basis	35,833	29,692	35,748	29,478

(a)	The non-GAAP income tax provision represents cash taxes paid for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.